Guardant Health Reports First Quarter 2025 Financial Results and Increases 2025 Revenue Guidance
Revenue growth of 21% broadly driven by strong performance across oncology, screening, and biopharma & data
Raises 2025 revenue guidance to $880 to $890 million, representing growth of 19% to 20%
PALO ALTO, Calif. April 30, 2025 – Guardant Health, Inc. (Nasdaq: GH), a leading precision oncology company, today reported financial results for the quarter ended March 31, 2025.
First Quarter 2025 Financial Highlights
For the three-month period ended March 31, 2025, as compared to the same period of 2024:
•Reported total revenue of $203.5 million, an increase of 21%, driven by:
◦Oncology revenue of $150.6 million, an increase of 20%, and approximately 59,000 oncology tests, an increase of 25%
◦Screening revenue of $5.7 million, and approximately 9,000 Shield screening tests
◦Biopharma & Data revenue of $45.4 million, an increase of 21%
•Increased Guardant360 ASP to a new range of $3,000 to $3,100 per test
•Achieved positive gross margins for both Guardant Reveal and Shield
Recent Operating Highlights
•Received ADLT status from CMS for Shield, increasing the Medicare pricing to $1,495
•Received first Shield payor coverage for average-risk individuals age 45 and older from the VA Community Care Network, representing over 9 million beneficiaries
•Presented Shield multi-cancer data across ten cancer types at AACR 2025, demonstrating 60% overall sensitivity, 98.5% specificity, and 89% accuracy for cancer site of origin prediction
•Launched upgraded Guardant360 Tissue, representing the first broad multiomic tissue CGP test to incorporate DNA, RNA, AI-powered PD-L1, and genome-wide methylation
•Announced a multi-year global collaboration with Pfizer to support development and commercialization of new cancer therapies utilizing the Infinity smart liquid biopsy platform
•Announced first publication of Reveal breast cancer data in Clinical Cancer Research demonstrating 83% sensitivity and 99.5% specificity for triple-negative breast cancer patients
“We started the year with very strong momentum across our portfolio, fueled by ground-breaking product upgrades and new tests introduced in 2024 which leverage our smart liquid biopsy platform,” said Helmy Eltoukhy, co-founder and co-CEO. “Earlier this week, we were excited to launch our upgraded Guardant360 Tissue, a first-of-its-kind multiomic CGP product with expanded genomic and epigenomic breadth that complements our industry-leading Guardant360 liquid products. We are also very pleased to achieve positive gross margins for both Reveal and Shield in the first quarter due to significant reductions in testing costs.”
“We were pleased by the robust traction for Shield during the first quarter and are excited by the positive impact we are having on patient lives,” said AmirAli Talasaz, co-founder and co-CEO. “We meaningfully raised our full year screening revenue guidance given our increased expectations for both salesforce productivity and ASP now that Shield has received ADLT status. In addition, we were excited to share strong data for Shield multi-cancer in partnership with the National Cancer Institute, which we believe establishes Guardant as a leader in the field of multi-cancer detection.”
First Quarter 2025 Financial Results
Revenue was $203.5 million for the first quarter of 2025, a 21% increase from $168.5 million for the corresponding prior year period. Oncology revenue grew 20% to $150.6 million for the first quarter of 2025, from $125.7 million for the corresponding prior year period, driven primarily by an increase in oncology test volume, which grew 25% over the prior year period. The increase in oncology revenue was also attributable to an increase in reimbursement for our Guardant360 and Reveal tests, partially offset by a reduction in revenue related to performance obligations satisfied in prior periods. Screening revenue was $5.7 million for the first quarter of 2025, generated from approximately 9,000 Shield screening tests. Biopharma and data revenue grew 21% to $45.4 million for the first quarter of 2025, from $37.6 million for the corresponding prior year period, driven primarily by an increase in tests performed for biopharmaceutical customers. Licensing and other revenue was $1.9 million for the first quarter of 2025, compared to $5.2 million for the corresponding prior year period.

Gross profit, or total revenue less cost of revenue, was $128.7 million for the first quarter of 2025, an increase of $25.6 million from $103.2 million for the corresponding prior year period. Gross margin, or gross profit divided by total revenue, was 63%, as compared to 61% for the corresponding prior year period.
Non-GAAP gross profit was $131.3 million for the first quarter of 2025, an increase of $26.0 million, from $105.3 million for the corresponding prior year period. Non-GAAP gross margin was 65% for the first quarter of 2025, as compared to 63% for the corresponding prior year period.
Operating expenses were $239.8 million for the first quarter of 2025, as compared to $202.9 million for the corresponding prior year period. The year-over-year increase in operating expenses was primarily related to commercial team expansion and marketing activities to support existing products and the Shield product launch, as well as an increase in stock-based compensation expense. Non-GAAP operating expenses were $199.6 million for the first quarter of 2025, as compared to $176.5 million for the corresponding prior year period. The year-over-year increase in non-GAAP operating expenses was primarily related to commercial team expansion and marketing activities to support existing products and the Shield product launch.
Net loss was $95.2 million for the first quarter of 2025, as compared to $115.0 million for the corresponding prior year period. Net loss per share was $0.77 for the first quarter of 2025, as compared to $0.94 for the corresponding prior year period.
Non-GAAP net loss was $61.1 million for the first quarter of 2025, as compared to $56.4 million for the corresponding prior year period. Non-GAAP net loss per share was $0.49 for the first quarter of 2025, as compared to $0.46 for the corresponding prior year period.
Adjusted EBITDA loss was $58.5 million for the first quarter of 2025, as compared to a $61.1 million loss for the corresponding prior year period.
Free cash flow for the first quarter of 2025 was $(67.1) million, as compared to $(37.2) million for the corresponding prior year period. The year-over-year difference was due to a change in timing of the payout of the company's annual bonus, which was made in the first quarter of 2025 and in the second quarter of 2024.
Cash, cash equivalents, and restricted cash were $803.9 million as of March 31, 2025.
2025 Guidance
Guardant Health now expects full year 2025 revenue to be in the range of $880 to $890 million, representing growth of 19% to 20% compared to full year 2024. This compares to the prior range of $850 to $860 million, representing growth of 15% to 16%.
Within this revenue range:
•Oncology revenue is now expected to grow approximately 18% year over year in 2025, compared to prior guidance of approximately 15% year over year growth. Oncology volume is now expected to accelerate to greater than 25% growth in 2025 compared to 20% growth in 2024.
•Screening revenue is now expected to be in the range of $40 to $45 million, driven by Shield volume of 52,000 to 58,000 tests. This compares to the prior range of $25 to $30 million, driven by Shield volume of 45,000 to 50,000 tests.
•Guardant Health continues to expect biopharma & data revenue growth to be in the low double-digit range.
Guardant Health continues to expect full year 2025 non-GAAP gross margin to be in the range of 62% to 63%, compared to 62% in 2024. Guardant Health now expects total non-GAAP operating expenses to be in the range of $830 to $840 million, an increase compared to the prior range of $815 to $825 million due to the reinvestment of incremental Screening gross profit to accelerate the Screening commercial infrastructure build out. Guardant Health continues to expect free cash flow burn to be in the range of $225 to $235 million, an improvement compared to $275 million for the full year 2024. This includes approximately $200 million of screening net cash burn. Guardant Health continues to expect the remainder of the business excluding screening to reach free cash flow breakeven in the fourth quarter of 2025.
Webcast Information
Guardant Health will host a conference call to discuss the first quarter 2025 financial results after market close on Wednesday, April 30, 2025 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at http://investors.guardanthealth.com. The webcast will be archived and available for replay for at least 90 days after the event.
Non-GAAP Measures
Guardant Health has presented in this release certain financial information in accordance with U.S. Generally Accepted Accounting Principles (GAAP) and also on a non-GAAP basis, including non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP research and development expense, non-GAAP sales and marketing expense, non-GAAP general and administrative expense, non-

GAAP loss from operations, non-GAAP net loss, non-GAAP net loss per share, basic and diluted, adjusted EBITDA, and free cash flow.
We define our non-GAAP measures as the applicable GAAP measure adjusted for the impacts of stock-based compensation and related employer payroll tax payments, contingent consideration, amortization of intangible assets, unrealized gains and losses on marketable equity securities, impairment of non-marketable equity securities, gain on extinguishment of convertible notes, and other non-recurring items.
Adjusted EBITDA is defined as net loss adjusted for interest income; interest expense; other income (expense), net; provision for income taxes; depreciation and amortization expense; stock-based compensation expense and related employer payroll tax payments; contingent consideration; and other non-recurring items. Free cash flow is defined as net cash used in operating activities in the period less purchases of property and equipment in the period.
We believe that the exclusion of certain income and expenses in calculating these non-GAAP financial measures can provide a useful measure for investors when comparing our period-to-period core operating results, and when comparing those same results to that published by our peers. We exclude certain items because we believe that these income and expenses do not reflect expected future operating performance. Additionally, certain items are inconsistent in amounts and frequency, making it difficult to perform a meaningful evaluation of our current or past operating performance. We use these non-GAAP financial measures to evaluate ongoing operations, for internal planning and forecasting purposes, and to manage our business.
These non-GAAP financial measures are not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measures prepared in accordance with GAAP. There are limitations inherent in non-GAAP financial measures because they exclude charges and credits that are required to be included in a GAAP presentation, and do not present the full measure of our recorded costs against its revenue. In addition, our definition of the non-GAAP financial measures may differ from non-GAAP measures used by other companies.
About Guardant Health
Guardant Health is a leading precision oncology company focused on guarding wellness and giving every person more time free from cancer. Founded in 2012, Guardant is transforming patient care and accelerating new cancer therapies by providing critical insights into what drives disease through its advanced blood and tissue tests, real-world data and AI analytics. Guardant tests help improve outcomes across all stages of care, including screening to find cancer early, monitoring for recurrence in early-stage cancer, and treatment selection for patients with advanced cancer. For more information, visit guardanthealth.com and follow the company on LinkedIn, X (Twitter) and Facebook.
Forward Looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws, including statements regarding the potential utilities, values, benefits and advantages of Guardant Health’s liquid biopsy tests or assays, which involve risks and uncertainties that could cause the actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions, and actual outcomes and results could differ materially from these statements due to a number of factors. These and additional risks and uncertainties that could affect Guardant Health’s financial and operating results and cause actual results to differ materially from those indicated by the forward-looking statements made in this press release include those discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the year ended December 31, 2024, and in its other reports filed with or furnished to the Securities and Exchange Commission thereafter. The forward-looking statements in this press release are based on information available to Guardant Health as of the date hereof, and Guardant Health disclaims any obligation to update any forward-looking statements provided to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as required by law. These forward-looking statements should not be relied upon as representing Guardant Health’s views as of any date subsequent to the date of this press release.
Investor Contact:
Zarak Khurshid
investors@guardanthealth.com
Media Contact:
Meaghan Smith
press@guardanthealth.com

Guardant Health, Inc.
Condensed Consolidated Statements of Operations
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024

Revenue	$203,471	$168,491
Costs and operating expenses:
Cost of revenue	74,723	65,296
Research and development expense	88,521	83,802
Sales and marketing expense	104,316	80,425
General and administrative expense	46,952	38,651
Total costs and operating expenses	314,512	268,174
Loss from operations	(111,041)	(99,683)
Interest income	9,112	14,868
Interest expense	(791)	(645)
Other income (expense), net	7,851	(29,120)
Loss before provision for income taxes	(94,869)	(114,580)
Provision for income taxes	290	405
Net loss	$(95,159)	$(114,985)
Net loss per share, basic and diluted	$(0.77)	$(0.94)
Weighted-average shares used in computing net loss per share, basic and diluted	123,871	121,712

 Guardant Health, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except share and per share data)

	March 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$698,572	$525,540
Short-term marketable debt securities	—	314,438
Accounts receivable, net	115,426	110,253
Inventory, net	77,256	71,083
Prepaid expenses and other current assets, net	35,772	33,800
Total current assets	927,026	1,055,114
Restricted cash	105,281	104,215
Property and equipment, net	129,294	136,813
Right-of-use assets, net	140,500	142,265
Intangible assets, net	6,280	6,760
Goodwill	3,290	3,290
Other assets, net	32,555	37,152
Total Assets	$1,344,226	$1,485,609
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$49,770	$38,551
Accrued compensation	63,678	83,219
Accrued expenses	76,003	68,345
Deferred revenue	36,302	35,468
Total current liabilities	225,753	225,583
Convertible senior notes, net, principal amount of $1,090,660 and $1,150,000 as of March 31, 2025 and December 31, 2024, respectively	1,116,339	1,142,547
Long-term operating lease liabilities	160,378	164,292
Other long-term liabilities	92,545	92,834
Total Liabilities	1,595,015	1,625,256
Stockholders’ deficit:
Common stock, par value of $0.00001 per share; 350,000,000 shares authorized; 124,623,517 and 123,994,006 shares issued as of March 31, 2025 and December 31, 2024; and 123,647,166 and 123,994,006 shares outstanding as of March 31, 2025 and December 31, 2024, respectively	1	1
Treasury stock, at cost, 976,351 shares as of March 31, 2025	(45,010)	—
Additional paid-in capital	2,472,272	2,443,788
Accumulated other comprehensive loss	(4,658)	(5,201)
Accumulated deficit	(2,673,394)	(2,578,235)
Total Stockholders’ Deficit	(250,789)	(139,647)
Total Liabilities and Stockholders’ Deficit	$1,344,226	$1,485,609

Guardant Health, Inc.
Supplemental Revenue Information
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2025	2024

Oncology	$150,559	$125,748
Biopharma and data	45,376	37,587
Screening	5,677	—
Licensing and other	1,859	5,156
Total revenue	$203,471	$168,491
Reconciliation of Selected GAAP Measures to Non-GAAP Measures
(unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,
	2025	2024

GAAP cost of revenue	$74,723	$65,296
Amortization of intangible assets	(148)	(349)
Stock-based compensation expense and related employer payroll tax payments	(2,390)	(1,777)
Non-GAAP cost of revenue	$72,185	$63,170

GAAP gross profit	$128,748	$103,195
Amortization of intangible assets	148	349
Stock-based compensation expense and related employer payroll tax payments	2,390	1,777
Non-GAAP gross profit	$131,286	$105,321

GAAP research and development expense	$88,521	$83,802
Stock-based compensation expense and related employer payroll tax payments	(13,090)	(10,064)
Contingent consideration	(534)	(375)
Non-GAAP research and development expense	$74,897	$73,363

GAAP sales and marketing expense	$104,316	$80,425
Stock-based compensation expense and related employer payroll tax payments	(10,189)	(7,329)
Non-GAAP sales and marketing expense	$94,127	$73,096

GAAP general and administrative expense	$46,952	$38,651
Amortization of intangible assets	(332)	(336)
Stock-based compensation expense and related employer payroll tax payments	(13,571)	(8,164)
Contingent consideration	(490)	(120)
Non-recurring other operating expense	(2,000)	—
Non-GAAP general and administrative expense	$30,559	$30,031

	Three Months Ended March 31,
	2025	2024

GAAP loss from operations	$(111,041)	$(99,683)
Amortization of intangible assets	480	685
Stock-based compensation expense and related employer payroll tax payments	39,240	27,334
Contingent consideration	1,024	495
Non-recurring other operating expense	2,000	—
Non-GAAP loss from operations	$(68,297)	$(71,169)

GAAP net loss	$(95,159)	$(114,985)
Amortization of intangible assets	480	685
Stock-based compensation expense and related employer payroll tax payments	39,240	27,334
Contingent consideration	1,024	495
Non-recurring other operating expense	2,000	—
Unrealized losses on marketable equity securities	—	30,054
Impairment of non-marketable equity securities and other related assets	5,000	—
Gain on extinguishment of convertible notes	(13,672)	—
Non-GAAP net loss	$(61,087)	$(56,417)

GAAP net loss per share, basic and diluted	$(0.77)	$(0.94)
Non-GAAP net loss per share, basic and diluted	$(0.49)	$(0.46)
Weighted-average shares used in computing GAAP and Non-GAAP net loss per share, basic and diluted	123,871	121,712

Reconciliation of GAAP Net Loss to Adjusted EBITDA
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2025	2024

GAAP net loss	$(95,159)	$(114,985)
Interest income	(9,112)	(14,868)
Interest expense	791	645
Other expense (income), net	(7,851)	29,120
Provision for income taxes	290	405
Depreciation and amortization	10,236	10,712
Stock-based compensation expense and related employer payroll tax payments	39,240	27,334
Contingent consideration	1,024	495
Non-recurring other operating expense	2,000	—
Adjusted EBITDA	$(58,541)	$(61,142)
Reconciliation of Free Cash Flow to Net Cash Used in Operating Activities
(unaudited)
(in thousands)

	Three Months Ended March 31,
	2025	2024

Net cash used in operating activities	$(62,689)	$(30,284)
Purchases of property and equipment	(4,459)	(6,934)
Free cash flow	$(67,148)	$(37,218)